EXHIBIT 3.15
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST CORRECTIONS CORPORATION
     The undersigned hereby forms a stock corporation under the provisions of Title 13.1 of the Code of Virginia and, to that end, sets forth the following:
     A. The name of the corporation is First Corrections Corporation.
     B. The Corporation shall have authority to issue 5,000 shares.
     C. The registered agent shall be William B. Tausig; a Virginia resident and an officer of the company whose business address is 240 Corporate Boulevard, Norfolk, Virginia 23502, and is the same as the address of the registered office situated in the City of Norfolk, Virginia.

COMMONWEALTH OF VIRGINIA
STATE CORPORATION COMMISSION
ARTICLES OF AMENDMENT
CHANGING THE NAME OF A CORPORATION
By Unanimous Consent of the Shareholders
     The undersigned, pursuant to § 13.1-710 of the Code of Virginia, executes these articles and states as follows:
ONE
     The name of the corporation is First Corrections Corporation.
TWO
     The name of the corporation is changed to ABS – First Step, Inc.
THREE

The foregoing amendment was adopted by unanimous consent of the shareholders on	October 15, 2002	.

(date)

The undersigned declares that the facts herein stated are true as of	October 16, 2002	.

(date)

First Corrections Corporation

(Name of Corporation)

BY:	/s/ Rebecca H. White

(Signature)

Rebecca H. White, Secretary

(Printed name and corporate title)